March 30, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Wichita River Oil Corporation ("Wichita")
   	Form 12b-25 -- Notification of Late Filing of 1995 Form 10-KSB

Dear Ladies and Gentlemen:

This letter will serve to confirm that we, as Wichita's independent public accountants, are unable to complete our audit of, and render our required report on Wichita's 1995 consolidated financial statements without the Company incurring unreasonable effort or expense as discussed in the accompanying Form 12b-25, in a manner necessary to allow for the timely filing of Wichita's 1995 Form 10-KSB.


ARTHUR ANDERSEN LLP